================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                              (AMENDMENT NO.     )

Filed by the Registrant  [ X ]

Filed by a Party other than the Registrant  [   ]

Check the appropriate box:

[ X ]  Preliminary Proxy Statement           [   ]  CONFIDENTIAL, FOR USE OF THE
                                                    COMMISSION ONLY (AS PERMITTED BY RULE
                                                    14a-6(e)(2))
[   ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                 Res-Care, Inc.
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                                 Res-Care, Inc.
   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[ X ]  No fee required

[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       (1) Title of each class of securities to which transaction applies:

           ---------------------------------------------------------------

       (2) Aggregate number of securities to which transaction applies:

           ---------------------------------------------------------------

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

           ---------------------------------------------------------------

       (4) Proposed maximum aggregate value of transaction:
                                                            ---------------

       (5) Total fee paid:
                           ------------------------------------------------

[   ]  Fee paid previously with preliminary materials.

[   ]  Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1) Amount Previously Paid:
                                  ----------------------------------------
       (2) Form, Schedule or Registration Statement No.:
                                                        ------------------
       (3) Filing Party:
                        --------------------------------------------------
       (4) Date Filed:
                      ----------------------------------------------------

================================================================================

                                                                Revised: 3/20/97

                             10140 LINN STATION ROAD
                           LOUISVILLE, KENTUCKY 40223

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON MAY 13, 1997

         The Annual Meeting of Shareholders of Res-Care, Inc. (the "Company") will be held in the Grand Ballroom of the Sealbach Hotel, 500 4th Avenue, Louisville, Kentucky 40202, at 11:00 a.m. (EDT), on Tuesday, May 13, 1997, for the following purposes:

                  1. To elect six directors for a term of one year and until their respective successors are elected and qualified;

                  2. To amend the Company's Articles of Incorporation to increase the Company's authorized Common Stock to 40,000,000 shares of Common Stock.

                  3. To ratify the selection of KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending December 31, 1997; and

                  3. To transact such other business as properly may come before the meeting or any adjournment or adjournments thereof.

         The Board of Directors has fixed the close of business on March 17, 1997 as the record date for determining shareholders entitled to receive notice of the Annual Meeting and to vote at such meeting or any adjournment or adjournments thereof.

         The Board of Directors appreciates and welcomes shareholder participation in the Company's affairs. Whether or not you plan to attend the Annual Meeting, please vote by completing, signing and dating the enclosed proxy and returning it promptly to the Company in the enclosed self-addressed, postage prepaid envelope. If you attend the meeting, you may revoke your proxy and vote your shares in person.

                       By Order of the Board of Directors,

                                            SPIRO B. MITSOS
                                            Secretary

----------------------

                                 RES-CARE, INC.
                             10140 LINN STATION ROAD
                           LOUISVILLE, KENTUCKY 40223

                            _______________________

                                 PROXY STATEMENT
                            _______________________

                       1997 ANNUAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION

       This Proxy Statement is furnished to shareholders of Res-Care, Inc., a Kentucky corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors") for use at the Annual Meeting of Shareholders of the Company to be held at 11:00 a.m. (EDT) on May 13, 1997 in the Grand Ballroom of the Sealbach Hotel, 500 4th Avenue, Louisville, Kentucky 40202, and any adjournment or adjournments thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement, the attached Notice of Annual Meeting of Shareholders, the accompanying form of proxy and the Annual Report to Shareholders of the Company for the fiscal year ended December 31, 1996 are first being sent to shareholders of the Company on or about April ___, 1997.

       The record date for shareholders of the Company entitled to notice of, and to vote at, the Annual Meeting is the close of business on March 17, 1997 (the "Record Date"). On the Record Date, there were issued and outstanding 10,058,703 shares of the Company's common stock, no par value (the "Common Stock"). All of such shares are of one class, with equal voting rights, and each holder thereof is entitled to one vote on all matters voted on at the Annual Meeting for each share registered in such holder's name, other than the election of directors. In connection with the election of directors, each holder of shares is entitled to cumulative voting; that is, the holder is entitled to vote the number of shares the owner owns multiplied by the number of members of the Board of Directors, six, and the holder may cast the whole number of votes for one candidate, or distribute such votes among two or more candidates. Presence in person or by proxy of holders of 5,029,352 shares of Common Stock will constitute a quorum at the Annual Meeting. Assuming a quorum is present, the affirmative vote by the holders of a plurality of the shares represented at the Annual Meeting and entitled to vote will be required to act on the election of directors, and the affirmative vote by the holders of a majority of the shares represented at the Annual Meeting and entitled to vote will be required to act on all other matters to come before the Annual Meeting, including the ratification of the selection of KPMG Peat Marwick LLP as independent auditors for the current fiscal year.

       A proxy, in the accompanying form, which is properly executed, duly returned to the Company and not revoked will be voted in accordance with the instructions contained thereon. If no specific instructions are indicated on the proxy, the shares represented will be voted FOR (i) the election of the persons nominated herein as directors, (ii) the amendment to the Company's Articles of Incorporation to increase the Company's authorized Common Stock to 40,000,000 shares of Common Stock, and (iii) the ratification of the selection of KPMG Peat Marwick LLP as the Company's independent auditors for the current fiscal year, and at the discretion of the persons who are named in the accompanying form of proxy with respect to such other matters as may properly come before the Annual Meeting.

       Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the meeting, who also will determine whether or not a quorum is present. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. Thus, an abstention from voting on a matter has the same legal effect as a vote "against" the matter, even though the shareholder may interpret such action differently. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

       Each proxy granted may be revoked by the person granting it at any time
(i) by giving written notice to such effect to the Secretary of the Company,
(ii) by execution and delivery of a proxy bearing a later date, or (iii) by attendance and voting in person at the Annual Meeting; except as to any matter upon which, prior to such revocation, a vote shall have been cast at the Annual Meeting pursuant to the authority conferred by such proxy. The mere presence at the Annual Meeting of a person appointing a proxy does not revoke the appointment.

OWNERSHIP OF EQUITY SECURITIES

       The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of the Record Date by (i) each person who is known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock of the Company, (ii) each of the Company's directors, (iii) each of the Company's executive officers named in the Summary Compensation Table and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, each of the shareholders listed below has sole voting and investment power with respect to the shares of Common Stock beneficially owned.

                                                                               NUMBER OF
                                                                                 SHARES
                                                                               BENEFICIALLY
NAME AND ADDRESS                                                                  OWNED            PERCENT OF TOTAL
----------------                                                            ----------------       ----------------

James R. Fornear                                                              1,724,932  (1)            17.1
         4331 U.S. 60 East, Marion, KY  42064
Margaret H. Fornear                                                           1,354,106  (1)            13.5
         4331 U.S. 60 East, Marion, KY  42064
Ronald G. Geary                                                                 868,329  (2)             8.4
         10140 Linn Station Road, Louisville, Ky   40223
Spiro B. Mitsos, Ph.D.                                                          388,170  (3)             3.8
E. Halsey Sandford                                                              272,050  (4)             2.6
Seymour L. Bryson, Ph.D.                                                         12,375  (5)             *
W. Bruce Lunsford                                                                21,750  (6)             *
Jeffrey M. Cross                                                                 22,150  (7)             *
All directors and executive officers as a group (7 persons)                   3,309,756  (8)            33.6

*        Indicates less than 1% of outstanding Common Stock.

(1) As husband and wife, James R. Fornear and Margaret H. Fornear each may be deemed to be the beneficial owner of the shares of Common Stock owned by the other pursuant to the applicable rules of the Securities and Exchange Commission. Such beneficial ownership is disclaimed by each of Mr. Fornear and Mrs. Fornear. Does not include shares owned by Mr. and Mrs. Fornear's adult children.

(2) Includes 300,297 shares subject to options that are presently exercisable, 750 shares held by a family member and 1,232 shares held as of September 30, 1996 for the benefit of Mr. Geary by the Retirement Savings Plan over which Mr. Geary has no voting power but does have investment power.

(3) Represents shares owned jointly by Dr. and Mrs. Mitsos with respect to which each have shared voting and investment power.


                                        3





(4) Includes 226,350 shares subject to options that are presently exercisable. Does not include 68,000 shares held in trust for the benefit of Mrs. Sandford and their children for which Mrs. Sandford is trustee and over which Mr. Sandford has no voting or investment power and in which he disclaims beneficial ownership.

(5) Includes 6,750 shares subject to options that are presently exercisable.

(6) Includes 6,750 shares subject to options that are presently exercisable.

(7) Represents shares owned jointly by Mr. Cross and Mrs. Cross with respect to which each has shared voting and investment power. Includes 21,550 shares subject to options that are presently exercisable.

(8) Includes 561,697 shares subject to options that are presently exercisable.

                              ELECTION OF DIRECTORS

                           (ITEM 1 ON THE PROXY CARD)

NOMINEES

         At the Annual Meeting, six persons will be elected to the Board of Directors to serve until the next annual meeting and until their respective successors are elected and qualified. The persons named in the accompanying form of proxy, unless otherwise instructed, intend to vote the shares of Common Stock covered by valid proxies FOR the election of the six persons named in the following table to the Board of Directors. In the event that any of such persons is unable to continue to be available for election, the persons named in the accompanying form of proxy will have discretionary power to vote for a substitute and will have discretionary power to vote or withhold their vote for any additional nominees named by shareholders. There are no circumstances presently known to the Board of Directors which would render any of the following persons unavailable to continue to serve as a director, if elected.

                                        DIRECTOR OR
        NAME                   AGE     OFFICER SINCE                   PRINCIPAL OCCUPATION
--------------------           ---     -------------  --------------------------------------------------
James R. Fornear                66          1974      Chairman of the Board of the Company
Ronald G. Geary                 49          1990      President and Chief Executive Officer of the Company
E. Halsey Sandford              64          1984      Executive Vice President of the Company
Spiro B. Mitsos                 66          1974      Practicing Psychologist
Seymour L. Bryson               59          1989      Executive Assistant to Chancellor, Southern Illinois University at
                                                      Carbondale

W. Bruce Lunsford               49          1992      Chairman of the Board, President and Chief Executive Officer of
                                                      Vencor, Inc.

         The business experience of each of the foregoing persons, during the past five years, is as follows:

         James R. Fornear, the founder of the Company, has served as Chairman of the Board of the Company since 1984. Mr. Fornear was the President of the Company from 1974 to 1990 and Chief Executive Officer of the Company from 1989 to 1993.

         Ronald G. Geary, an attorney and certified public accountant, has served as a director and President of the Company since 1990 and as Chief Executive Officer since 1993. Prior to being named Chief Executive Officer, Mr. Geary was Chief Operating Officer of the Company from 1990 to 1993.

         E. Halsey Sandford has been a director of the Company since 1984 and has been Executive Vice President responsible for development for the Company's Division for Persons with Disabilities since 1992. From 1965 to 1992, Mr. Sandford was in charge of corporate finance for J.J.B. Hilliard, W.L. Lyons, Inc., a New York Stock Exchange member firm based in Louisville, Kentucky engaged in the investments and stock brokerage business, and from 1972 to 1992 served as a director and Senior Vice President of that company.

         Spiro B. Mitsos, Ph.D., a psychologist, has been Secretary and Treasurer of the Company since 1984 and a director of the Company since 1974. Dr. Mitsos is employed by the Company and provides psychological consultation services to facilities operated by the Company. Dr. Mitsos has served as an adjunct faculty member at Southern Illinois University, the University of Kentucky and the University of Evansville.

         Seymour L. Bryson, Ph.D., has served as a director of the Company since 1989. Since 1984, Dr. Bryson has held several positions with Southern Illinois University at Carbondale, including professor in the University's Rehabilitation Institute, Dean of the College of Human Resources, Special Assistant to the Chancellor, Executive Assistant to the President and Executive Assistant to the Chancellor.

         W. Bruce Lunsford, an attorney and certified public accountant, has served as a director of the Company since 1992 and has served as Chairman of the Board, President and Chief Executive Officer of Vencor, Inc., a diversified healthcare provider primarily focusing on the needs of the elderly, since 1985. Mr. Lunsford is a director of National City Corporation, a bank holding company, and Churchill Downs, Incorporated.

         Directors of the Company are elected annually to serve until the next annual meeting of shareholders and until their successors have been duly elected and qualified.

         During 1996, there were five meetings of the Board of Directors. During this period, each director attended at least 80% of all meetings of the Board of Directors and all of the meetings of the committees on which he served during the year.

EXECUTIVE OFFICERS OF THE COMPANY

         In addition to Messrs. Fornear, Geary and Sandford, Jeffrey M. Cross is an executive officer of the Company. Mr. Cross, age 43, has been employed by the Company since 1984 with the exception of the period between 1987 and 1989. He has served in various administrative positions in the Company's Division for Persons with Disabilities. In 1991, he was named vice president for operations in Kentucky and Indiana and was named Executive Vice President of Operations, Division for Persons with Disabilities effective January 1, 1994.

COMMITTEES OF THE BOARD OF DIRECTORS

         The Company's Board of Directors has an Executive Committee, an Audit Committee, and an Executive Compensation Committee. The members of each committee are appointed by the Board of Directors for a term beginning after the first regular meeting of the Board of Directors following the Annual Meeting of Shareholders and until their respective successors are elected and qualified.

         Executive Committee. The Executive Committee is comprised of the Chairman of the Board, the Chief Executive Officer and one member of the Board of Directors of the Company. The Executive Committee's primary responsibility is to act as an interim board on business matters normally brought before the Board of Directors. The Executive Committee is responsible for developing and monitoring the long-range plans of the Company, ascertaining the types and frequency of reports required by the Board, reviewing all expansion plans for recommendation to the Board of Directors, assisting in monitoring relationships with financial institutions and reviewing performance evaluations, salary increases and bonuses for key staff members. Messrs. Fornear, Geary and Sandford serve as members of the Executive Committee. During 1996, there were five meetings of the Executive Committee.

         Audit Committee. The Audit Committee recommends to the Board of Directors the auditing firm to be selected each year as independent auditors of the Company's financial statements and to perform services related to such audit. The Audit Committee also has responsibility for (i) reviewing the scope and results of the audit with the independent auditors, (ii) reviewing the Company's financial condition and results of operations with management and the independent auditors, (iii) considering the adequacy of the internal accounting and control procedures of the Company, and
(iv) reviewing any non-audit services and special engagements to be performed by the independent auditors and considering the effect of such performance on the auditors' independence. The Audit Committee also reviews, at least once each year, the terms of all material transactions and arrangements between the Company and its affiliates. Messrs. Sandford, Bryson and Lunsford serve as members of the Audit Committee. Three meetings of the Committee were held during 1996.

         Executive Compensation Committee. The Executive Compensation Committee determines the cash and other incentive compensation, if any, to be paid to the Company's executive officers. Mr. Bryson and Mr. Lunsford, nonemployee directors of the Company, serve as members of the Executive Compensation Committee and are "disinterested directors" (within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934). Two meetings of the Committee were held during 1996.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than 10% of the Company's Common Stock to file initial stock ownership reports and reports of changes in ownership with the Securities and Exchange Commission. Based on a review of these reports Mr. Mitsos filed one Report on Form 4 one day late.

REPORT ON EXECUTIVE COMPENSATION

         Compensation for the first five months of 1996 for Mr. Sandford was determined in accordance with his individually negotiated employment agreement which was entered into in April 1992 prior to the establishment of the Executive Compensation Committee. Mr. Sandford's contract was extended as of March 1, 1996 for one year with the time commitment reduced to 32 hours per week effective June 1, 1996. At that time, Mr. Sandford's base salary was reduced to $100,000 to reflect the reduced time commitment. The contract renews automatically for subsequent one-year terms unless either party gives 60 days notice of intent not to renew and the contract is in a renewal term. The Committee believes Mr. Sandford's compensation continues to reflect his performance with the Company.

         Effective September 15, 1995, the Company entered into a new employment agreement with Mr. Geary (the "1995 Agreement") which agreement is described below under which Mr. Geary's compensation was adjusted to $300,000 for the first year of the 1995 Agreement. Mr. Geary's bonuses under the 1995 Agreement are based on Company performance criteria to be mutually determined between Mr. Geary and the Committee prior to January 1 for the upcoming year. For 1996, Mr. Geary was awarded, in lieu of a cash bonus options to purchase 15, 000 shares of Common Stock based on achieving performance goals that would have generated a bonus of $75,000 or 25% of his base salary. In addition, the Committee determined to grant options to purchase 75,000 shares for each year that Mr. Geary completes under the 1995 Agreement.

         On November 15, 1996, the 1995 Agreement was amended to delete the obligation of the Company to reimburse Mr. Geary for certain federal and state income taxes associated with his exercise of incentive stock options granted pursuant to his original 1991 Employment Agreement. In consideration of such amendment, the Company granted Mr. Geary an additional stock option for 112,797 shares as of the date of the amendment, such shares to be exercisable as of March 15, 1997.

         The Committee believes that Mr. Fornear's current salary continues to reflect fairly his contributions to the Company. The Committee also concluded that it was not necessary to provide performance-based incentive compensation to Mr. Fornear as his substantial ownership of Common Stock already closely aligns his interests with those of the Company's shareholders.

         The compensation of Jeffrey M. Cross was increased from $91,875 in 1995 to $114,115 in 1996 to reflect his performance. This increase was within the range of compensation increases given to other management personnel in the Company. Mr. Cross also participates in the Company's Compensation/Bonus Evaluation Plan which provides bonuses to management personnel based upon their individual and division performance as well as the performance of the Company as a whole. In lieu of a cash bonus for 1996, Mr. Cross was granted options to purchase 1,750 of common stock. Mr. Cross was also granted options in 1996 to purchase 12,000 shares and in 1997 to purchase 12,000 shares of common stock pursuant to the 1991 Res-Care Incentive Stock Option Plan

         In light of his considerable contribution and value to the operations of the Company and as an inducement to remain in the employ of the Company, the Company entered into an Employment Agreement with Mr. Cross effective January 1, 1997. Under the Agreement, Mr. Cross' base salary will be $150,000 annually subject to adjustment for inflation and he will be eligible to receive options for 25,000 shares of the Company's Common Stock in February of each year of his Agreement.

         Because the Committee does not contemplate that any compensation paid to the Company's executive officers will be subject to the $1 million limitation on deductions imposed by Section 162(m) of the Internal Revenue Code, the Committee has not adopted any policies with respect to limiting executive compensation to amounts that are deductible.

                        EXECUTIVE COMPENSATION COMMITTEE

                        Seymour L. Bryson
                        W. Bruce Lunsford

EXECUTIVE COMPENSATION

       Summary of Compensation in 1996

       The following summary compensation table sets forth information concerning compensation for services in all capacities awarded to, earned by or paid to the executive officers of the Company during the year ended December 31, 1996.

                                                                                     LONG-TERM
                                                                                    COMPENSATION
                                                      ANNUAL COMPENSATION              AWARDS
                                                      -------------------              ------
   NAME AND PRINCIPAL POSITION                                                 SECURITIES UNDERLYING        ALL OTHER
     AS OF DECEMBER 31, 1996           YEAR          SALARY       BONUS (1)      OPTIONS/SARS (2)       COMPENSATION (3)
--------------------------------       ----          ------       ---------    ------------------       ----------------
James R. Fornear                       1996      $  123,953      $        0                     0         $          0
  Chairman of the Board                1995         123,953               0                     0                    0
                                       1994         130,685               0                     0                    0

Ronald G. Geary                        1996         308,921               0               202,797               16,965
  President and Chief                  1995         264,889          48,538                97,500               11,878
  Executive Officer                    1994         220,074          44,126                     0               13,237

E. Halsey Sandford                     1996         108,553               0                 1,350                9,772
  Executive Vice President -           1995         111,987           7,807                     0                8,314
  Development                          1994         105,631           5,918                     0                6,326

Jeffrey M. Cross                       1996         114,891               0                12,000               10,204
  Executive Vice President -           1995          95,187           6,090                 6,000                6,498
  Operations for Persons               1994          87,971           6,020                 7,500                5,144
  w/Disabilities

_________________

(1) Bonuses paid to Mr. Geary are pursuant to his employment agreement with the Company. Bonuses paid to Mr. Sandford and Mr. Cross are pursuant to the Company's Compensation/Evaluation Bonus Plan. For 1996, bonuses earned were converted to special options granted under the Company's 1991 Incentive Stock Option Plan.

(2) Options for 1994 and 1995 have been adjusted to reflect the 3-for-2 stock split effective June 4, 1996.

(3) All Other Compensation represents amounts contributed by the Company on behalf of Messrs. Geary, Sandford and Cross to the Res-Care, Inc. Money Purchase Pension Plan in 1994 and the Company's contributions, as described below, to the Retirement Savings Plan and to the 401(K) Restoration Plan in 1995 and 1996.

         Under the Company's Retirement Savings Plan, the Company made a "core" contribution on behalf of each participant equal to 3% of eligible salary plus an additional 3% of salary in excess of $40,000. In addition, the Company matched one half of a participant's salary redirection in the Retirement Savings Plan up to 4% of the participant's redirected salary.

         The Company has also established the 401(K) Restoration Plan to permit certain members of management to defer compensation pre-tax and to permit the Company to contribute on behalf of such employees without the restrictions imposed by the Internal Revenue Code on the tax-qualified Retirement Savings Plan. The Company's matching contribution on behalf of each participant is equal to 1) 3% of the lesser of $23,500 or the amount by which the compensation exceeds $16,500 plus 2) the excess of (i) the amount the Company would match in the Retirement Savings Plan if the participant's contribution to the Retirement Savings Plan equaled his contribution to the Restoration Plan plus the actual contributions to the Retirement Savings Plan over
         (ii) the Company's actual

                                        8
         matching contribution to the Retirement Savings Plan on behalf of the participant.

1996 Stock Option Grants

   The following table provides information on stock options granted to executive officers of the Company during the year ending December 31, 1996:

                                                                                              POTENTIAL REALIZABLE
                                                                                                VALUE AT ASSUMED
                                                                                                 ANNUAL RATES OF
                                                                                                   STOCK PRICE
                                                                                                APPRECIATION FOR
                                     INDIVIDUAL GRANTS                                           OPTION TERM (3)
-------------------------------------------------------------------------------------            ---------------

                              NUMBER OF
                             SECURITIES
                             UNDERLYING      % OF TOTAL
                              OPTIONS/      OPTIONS/SARS     EXERCISE
                                SARS         GRANTED TO       OR BASE
                               GRANTED        EMPLOYEES        PRICE      EXPIRATION
           NAME                  (#)       IN FISCAL YEAR     ($/SH)         DATE            5% ($)           10% ($)
           ----                  ---       --------------     ------         ----            ------           -------
Ronald G. Geary (1)            112,797          28.8%        $15.25         11-5-2002        $585,417        $1,327,621
Jeffrey M. Cross (2)            12,000           3.1%        $10.17         2-21-2001         $33,720           $74,400

(1) The option for 112,797 shares was granted to Mr. Geary on November 5, 1996. Of the total shares subject to option, 6,557 shares are incentive stock options and 106,240 are non-qualified stock options.

(2) The options were granted to Mr. Cross on February 22, 1996 and are exercisable in increments of 20 percent each year for five years beginning on February 22, 1996. Of the total shares subject to option, 9,832 shares are incentive stock options and 2,168 shares are non-qualified stock options.

(3) The dollar amounts in this table represent the potential realizable value of the stock options granted, assuming that the market price of the shares appreciates in value from the date of grant to the end of the option term at annualized rates of 5% and 10%. Therefore, these amounts are not the actual value of the options granted and are not intended to forecast possible future appreciation, if any, of Company Common Stock prices. No assurances can be given that the stock prices will appreciate at these rates or experience any appreciation at all.

        During the year ending December 31, 1996, Mr. Geary exercised options for 90,000 shares. The following table indicates the total number of exercisable and unexercisable stock options on December 31, 1996 held by the executive officers named in the Summary Compensation Table and the related value of such options based on the last sales price of the Common Stock on Nasdaq on December 31, 1996 of $17.50 per share.

                                           NUMBER OF UNEXERCISED OPTIONS           VALUE OF UNEXERCISED IN-THE-MONEY OPTIONS
                                                AT DECEMBER 31, 1996                         AT DECEMBER 31, 1996
                                     ----------------------------------------               ---------------------

NAME                                    EXERCISABLE           UNEXERCISABLE            EXERCISABLE       UNEXERCISABLE
----                                    -----------           -------------            -----------       -------------

James R. Fornear                           0  shares               0  shares           $        0       $              0
Ronald G. Geary                       97,500  shares         112,797  shares            1,706,250              1,973,947
E. Halsey Sandford                   225,000  shares               0  shares            3,937,500                      0
Jeffrey M. Cross                      13,800  shares          16,200  shares              241,500                283,500

Employment Agreements

         Until October 26, 1995, Mr. Geary was employed by the Company pursuant to an employment agreement entered into on January 1, 1991. On October 26, 1995, the Company entered into a new Employment Agreement (the "1995 Agreement") with Mr. Geary for an initial five-year term commencing on September 15, 1995. Pursuant to the 1995 Agreement, Mr. Geary will receive a base salary of $300,000 plus an annual cost of living increase based on the increase in the Consumer Price Index for Urban Wage Earners and Clerical Workers. For the year beginning January 1, 1996 and thereafter during the term of the agreement, Mr. Geary is eligible for an annual bonus equal to from 0% to 50% of his base salary based on performance criteria to be mutually agreed upon by Mr. Geary and the Compensation Committee of the Board on or before January 1 of each year. Under the 1995 Agreement, Mr. Geary was granted options to purchase 97,500 shares (adjusted for the 3-for-2 split) of Common Stock at a price of $16.00 per share which options were exercisable as of the date of the grant. In addition, the Company agreed to grant options to purchase 75,000 shares (adjusted for the 3-for-2 split) of Common Stock at the then fair market value on the last Thursday of February during each of the remaining years of the term of the Agreement beginning with February, 1997. The Company also agreed to reimburse Mr. Geary for a portion of federal and state income taxes incurred as a result of Mr. Geary's exercise of unexercised options under the 1991 Agreement under a formula outlined in the 1995 Agreement. On November 5, 1996, the 1995 Agreement was amended to delete the Company's obligation to reimburse the taxes and to grant Mr. Geary options to purchase 112,797 shares of Common Stock at the closing price on the date of the grant, or $15.25.

         In addition, under the 1995 Agreement, the Company provides to Mr. Geary maximum disability insurance coverage permitted under the Company's current benefit plan, equips an office in Mr. Geary's home, and pays fees for personal tax and financial planning and for an annual physical. The 1995 Agreement also contains a clause which provides that in the event Mr. Geary's employment is terminated following a change in the control of the Company, Mr. Geary will be entitled to receive an amount equal to the unpaid balance of his full base salary through the effective termination date of the agreement plus an amount equal to his full base salary for two years.

         Mr. Sandford is employed by the Company pursuant to an employment agreement dated March 1, 1992 and first amended on April 27, 1992. Mr. Sandford's agreement provided for a base salary of $100,000 subject to increase on the first date of each year of the term in proportion to the increase in the Consumer Price Index "All Items" category. Under the agreement, Mr. Sandford was granted options on April 27, 1992 to purchase 149,985 shares of Common Stock at a price of $2.67 per share and options to purchase 75,015 shares of Common
Stock at a price of $1.24 per share. All of the options are currently exercisable. The initial term of the agreement expired on February 29, 1996 and the agreement was amended as of March 17, 1996 ("the Second Amendment") and extended for an additional one-year term from March 1, 1996 on substantially the same terms and conditions. The Agreement automatically renewed effective March 1, 1997 for an additional one-year term. Under the Second Amendment Mr. Sandford's time commitment was reduced to 32 hours per week effective June 1, 1996, at which time his base salary as adjusted returned to $100,000, again subject to increase based on the CPI.

         On January 1, 1997, the Company entered into an Employment Agreement with Mr. Cross for an initial term of three years commencing on January 1, 1997. The Agreement provides for an initial base salary of $150,000 subject to increase in proportion to the increase in the Consumer Price Index "All Items" category. Mr. Cross also participates in the Company's annual bonus plan and is eligible beginning January 1, 1997 to receive an annual bonus of up to 25% of his base salary, as adjusted. The Agreement provides that Mr. Cross will be granted options to purchase 25,000 shares of Common Stock on the fourth Thursday of each February commencing in 1998 at the closing price of the stock on the grant date. Such options shall vest immediately on the grant date.

         Mr. Sandford and Mr. Cross participate in the Company's Compensation/Evaluation Bonus Plan. Bonuses awarded under the Compensation/Evaluation Bonus Plan are based upon the achievement of various individual, department, division and Company goals, including goals that relate to such matters as budgetary compliance, quality control compliance and divisional revenue growth. Bonuses are calculated on the basis of the percentage of goals met during the year. For 1996, the Company granted stock options in lieu of cash bonuses. Based on 1996 performance, Mr. Sandford received options for 1,350 shares and Mr. Cross received options for 1,750 shares in lieu of bonus under the Plan for the year.

         Mr. Geary's, Mr. Sandford's and Mr. Cross' employment agreements renew automatically for one-year periods after the expiration of their respective terms unless notice of termination is given by either the Company or the officer. In addition, each agreement may be terminated by the Company with or without cause at any time. In the event Mr. Sandford's agreement is terminated by the Company without cause, Mr. Sandford will be entitled to receive a lump sum severance payment in an amount equal to his base salary for a period of twelve months. In the event Mr. Cross' agreement is terminated without cause, Mr. Cross will be entitled to receive his full base salary for six months after the date of termination, unless such termination is after a change of control in which case he will be entitled to receive his full base salary for one year after termination. In the event Mr. Geary's agreement is terminated by the Company without cause, Mr. Geary will be entitled to continue to receive his full base salary for the balance of the term. Messrs. Geary, Sandford and Cross will also be entitled to receive a cash bonus prorated based on the number of full months that have elapsed from the immediately preceding January 1 until the date of termination, plus any earned but unpaid cash bonus from a prior period. In the event of a change in control, or a termination of employment for a reason other than for cause, the Company will be required to repurchase unexercised options vested with respect to Messrs. Sandford and Geary for a purchase price equal to the difference between the fair market value of the Common Stock on the date such event occurs and the stated option exercise price. In addition, if the change of control results from a tender offer or other exchange offer, the repurchase of vested options will be for a price equal to the difference between the exercise price and the final offer price. In the event that an officer's employment agreement is terminated by the Company for cause, the officer would not be entitled to any compensation following the date of such termination other than the pro rata amount of his then current base salary through such date. Upon termination of employment for any reason, Mr. Sandford will be prohibited from competing with the Company for a period of five years and Mr. Geary and Mr. Cross for a period of one year.

COMPENSATION OF DIRECTORS

         Directors who are employees of the Company receive no compensation for their services as directors. The Company's two nonemployee directors, Seymour L. Bryson and W. Bruce Lunsford, receive an annual retainer of $6,000 plus $1,000 per Board meeting attended for their services as directors and $500 for each committee meeting not held in conjunction with a Board meeting. In addition, Mr. Bryson and Lunsford are entitled to participate in the Res-Care, Inc. 1993 Non-Employee Directors Stock Ownership Incentive Plan adopted by the Board of Directors on October 28, 1993. The Plan provided for the grant of an initial option of 3,000 shares to each non-employee director upon adoption of the plan, with a subsequent grant to each non-employee director of an option for 3,000 shares on the first business day of July of each year thereafter that the director serves on the Board. The option grants have been adjusted for the 3-for-2 split effective June 4, 1996.

PERFORMANCE GRAPH

         The following graph shows the cumulative total shareholder return experienced by the Company's shareholders during the period from December 15, 1992, the date on which the Company's Registration Statement for its initial public offering became effective, through December 31, 1996, as compared to the Nasdaq Stock Market Index (U.S. Companies) and the Nasdaq Health Services Index, an index which contained approximately 125 companies as of December 31, 1996. The Nasdaq Health Services Index is prepared for Nasdaq by the Center for Research in Security Prices (CRSP) at the University of Chicago using companies within Standard Industrial Classification code 80 (Health Care). The Company undertakes to provide to shareholders promptly upon request a list of all companies included within this Index. The graph assumes the investment of $100 on December 15, 1992 in the Company's Common Stock at the closing trading price on that date. Cumulative total shareholder return for a given period is measured by the dividends paid, assuming dividend reinvestment, and the change in the share price during that period; the sum of these two factors is then divided by the per share price at the beginning of that period. Because the Company has declared no dividends on its Common Stock since it became publicly traded, cumulative total shareholder return on the Company's Common Stock since December 15, 1992 is based on its trading price.






                           12/15/92       13/31/92       12/31/93          12/31/94          12/31/95      12/31/96

Res-Care                    100.00         106.52         139.13            143.48            145.65        228.16
NASDAQ index                100.00         101.81         116.87            114.24            161.43        198.71
NASDAQ
Health Services             100.00         100.49         115.94            124.46            159.03        158.13
Stock Index


               PROPOSED AMENDMENT TO THE ARTICLES OF INCORPORATION
                       TO INCREASE AUTHORIZED COMMON STOCK

         The Board of Directors of the Company has adopted resolutions declaring advisable and recommending to the Company's stockholders for their approval an amendment to the Company's Articles of Incorporation that provides for the increase of the authorized shares of Common Stock from 20,000,000 shares to 40,000,000 shares. The text of the proposed amendment is included in the form of Articles of Amendment attached hereto as Exhibit A.

         The additional shares of Common Stock could be issued, in many cases without stockholder approval, for a variety of corporate purposes including the raising of additional capital to support expansion of the Company's growth and stock issuances in connection with the acquisition of other business organizations, employee incentive plans, stock splits and recapitalizations of the Company's capital structure. The Company from time to time reviews various acquisition prospects and periodically engages in discussions regarding possible acquisitions. Currently, the Company is not a party to any agreements or understandings regarding any material acquisitions that would require issuance of any shares authorized by the proposed amendment. In addition, acquisitions involving stock issuances above certain enumerated thresholds would require stockholder approval under applicable rules of the Nasdaq Stock Market and in some circumstances Kentucky law.

         The Board of Directors is required to make any determination to issue shares of Common Stock based on its judgment as to the best interests of the stockholders and the Company. Although the Board of Directors has no present intention of doing so, it could issue shares of Common Stock that could make more difficult or discourage an attempt to obtain control of the Company by means of merger, tender offer, proxy contest or other means. When, in the judgment of the Board of Directors, this action will be in the best interest of the stockholders and the Company, such shares could be used to create voting or other impediments or to discourage persons seeking to gain control of the Company. Such shares could be privately placed with purchasers favorable to the Board of Directors in opposing such action. The issuance of new shares could also be used to dilute the stock ownership of a person or entity seeking to obtain control of the Company should the Board of Directors consider the action of such entity or person not to be in the best interests of the stockholders and the Company. In addition, the additional shares of Common Stock as well as the shares of Preferred Stock currently authorized by the Company's Articles of Incorporation could be issued if the Board of Directors were to adopt a stockholder rights plan in order to protect stockholders in the event of an unsolicited attempt to acquire the Company which the Board of Directors does not believe to be in the best interests of the Company's stockholders. The Company has no present plans to adopt a stockholder rights plan.

             RECOMMENDATION OF THE BOARD OF DIRECTORS; VOTE REQUIRED

         The Board of Directors believes the increase in the authorized Common Stock is in the best interest of the Company and its stockholders and has declared the amendments advisable. The Board of Directors recommends a vote "FOR" the amendment to the Company's Articles of Incorporation to increase from 20,000,000 to 40,000,000 shares the authorized Common Stock. The affirmative vote of a majority of the total number of shares of Common Stock outstanding will be required for adoption of each of the amendments. Abstentions and broker non-votes will have the effect of a vote against each of the amendments.

                        SELECTION OF INDEPENDENT AUDITORS

                           (ITEM 3 ON THE PROXY CARD)

         The Board of Directors has selected, subject to ratification by the shareholders of the Company at the Annual Meeting, the firm of KPMG Peat Marwick LLP as the independent auditors for the Company to audit the Company's financial statements for its fiscal year ending December 31, 1997. KPMG Peat Marwick LLP has served as the independent auditors for the Company for all fiscal years beginning with the fiscal year ending December 31, 1989 and is, therefore, familiar with the affairs and financial procedures of the Company. A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if such representative desires to do so, and will be available to respond to appropriate questions.

         The Board of Directors recommends that the shareholders vote FOR ratification of the selection of KPMG Peat Marwick LLP as the Company's independent auditors.

               SHAREHOLDERS' PROPOSALS FOR THE 1998 ANNUAL MEETING

         A shareholder who desires to include a proposal in the proxy material relating to the 1998 Annual Meeting of Shareholders of the Company must submit the same in writing, so as to be received at the principal executive office of the Company (to the attention of the Secretary) on or before December 12, 1997 for such proposal to be considered for inclusion in the proxy statement for such meeting. Such proposal must also meet the other requirements of the Securities and Exchange Commission relating to shareholder proposals required to be included in the Company's proxy statement.

                                  OTHER MATTERS

         The Board of Directors does not know of any other business to be presented for consideration at the Annual Meeting. If other matters properly come before the Annual Meeting, the persons named in the accompanying form of proxy intend to vote thereon in accordance with their best judgment.

         The Company will bear the cost of the Annual Meeting and the cost of soliciting proxies, including the cost of mailing the proxy materials. In addition to solicitation by mail, directors, officers and regular employees of the Company (none of whom will be specifically compensated for such services) may solicit proxies by telephone or otherwise. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward forms of proxy and proxy materials to their principals and the Company will reimburse them for their expenses.

         The Company will furnish, upon request and without charge, to each person whose proxy is being solicited a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as filed with the Securities and Exchange Commission, including the financial statements, notes to the financial statements and the financial schedules contained therein. Copies of any exhibits thereto also will be furnished upon the payment of a reasonable duplicating charge. Requests for copies of any such materials should be directed to Ronald G. Geary, President and Chief Executive Officer, Res-Care, Inc., 10140 Linn Station Road, Louisville, Kentucky 40223.

                       By Order of the Board of Directors

                       SPIRO B. MITSOS
                       Secretary

                       _____________________________

         Please date, sign and return the enclosed proxy at your earliest convenience in the enclosed envelope. No postage is required for mailing in the United States.